NEW ENGLAND COMMUNITY BANCORP, INC.
                                  P.O. Box 130
                           Windsor, Connecticut 06095

For Immediate Release

CONTACT:          David A. Lentini
                  President and Chief Executive Officer
                  (860) 683-4601

            NEW ENGLAND COMMUNITY BANCORP, INC. COMPLETES MERGER WITH
              MANCHESTER STATE BANK; SECOND MERGER IN NINE MONTHS

WINDSOR, CT, July 11, 1996--New England Community Bancorp, Inc. (NASDAQ: NECB), the parent of New England Bank (Windsor, Connecticut) and The Equity Bank (Wethersfield, Connecticut), today announced the completion of its merger with Manchester State Bank (Manchester, Connecticut). This merger is the second transaction completed by New England Community Bancorp in the past nine months and increases the Company's total assets to $425 million. Effective July 12, 1996, Manchester State Bank's three offices will open as branches of New England Bank.

Under the terms of the agreement, shareholders of Manchester State Bank will receive 5.493 shares of New England Community Bancorp Common Stock and $35.20 in cash in exchange for each share of Manchester State Bank Common Stock owned. Based upon the closing stock price of New England Community Bancorp on July 10, 1996, this represents a total per share consideration to Manchester State Bank shareholders of $101.80.

"The merger of Manchester State Bank represents a logical and exciting extension of our distribution network," commented David A. Lentini, President and Chief Executive Officer of New England Community Bancorp, Inc. "Manchester is served by the same media markets as New England Bank, and the operational overlap will lead to significant cost savings. In addition, Manchester and the surrounding communities represent compelling opportunities for a commercial bank with the resources brought by the New England Community Bancorp family."

New England Community Bancorp anticipates significant cost savings following the merger. Through attrition, limited staff reductions and operational improvements, a total savings of more than 30% of annual noninterest expenses of Manchester State Bank is anticipated. In addition to converting Manchester State Bank's data processing to New England Bank's internal system, many other expenses of running a separate institution will be eliminated. Further, enhanced revenue opportunities are anticipated through cross selling of New England Bank products to existing Manchester State Bank customers.

The Company will account for the merger using purchase accounting. The purchase method accounts for a business combination as the acquisition of one enterprise by another. The acquiring corporation records at its cost the acquired assets less liabilities assumed. A difference between the cost of an acquired enterprise and the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed is recorded as goodwill. In addition, the reported income of an acquiring corporation is included in the operations of the acquired enterprise after the acquisition, based on the cost to the acquiring corporation. Based upon the closing price of New England Community Bancorp at July 10, 1996 ($12 1/8), the transaction is valued at $10.1 million.

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                     SUPPLEMENTAL DATA AS OF MARCH 31, 1996
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(in thousands, except ratios)

                          ------------------------ ------------------------
                                   NECB                      MSB
                          ------------------------ ------------------------
Total Assets                          $329,005                  $93,164
Total Loans                           $219,236                  $70,249
Total Deposits                        $293,847                  $85,202
Total Capital                          $30,909                   $6,688
Shares Outstanding                       3,084                      100
Tangible Equity/Assets                   9.27%                    7.17%

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